FINAL EXECUTION COPY

ALIGN TECHNOLOGY, INC.
AMENDED AND RESTATED CHIEF EXECUTIVE OFFICER
EMPLOYMENT AGREEMENT
This Amended and Restated Chief Executive Officer Employment Agreement (the “Agreement”) is entered into as of April 16, 2015 (the “Effective Date”) by and between Align Technology, Inc., a Delaware corporation (the “Company”), and Joseph M. Hogan (“Executive”).
1.Duties and Scope of Employment.
(a)    Positions and Duties. As of the June 1, 2015 (the “Start Date”), Executive will serve as the Company’s Chief Executive Officer and President, reporting directly and solely to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company and normal market practices, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)    Board Membership. During the Employment Term, Executive will serve as a member of the Board and, if any, the Board’s Executive Committee, subject to any required Board and/or stockholder approval. The Board shall exercise its best efforts to have Executive appointed to the Board as of the Start Date.
(c)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company, subject to reasonable exceptions for vacation, sick leave and personal matters. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided, however, that Executive, without the approval of the Board, may serve in any capacity with any civic, educational or charitable organization.
(d)    Principal Place of Employment. Executive’s principal place of employment during his Employment Term shall be at the Company’s current Northern California headquarters, subject to such business travel as may be reasonably required from time to time.
2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either party at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, the Company agrees that Executive shall be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
3.    Compensation.
(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual salary of not less than $950,000 as compensation for his services (as increased from time to time, the “Base Salary”). The Base Salary will be paid periodically (no less frequently than monthly) in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review by Board or the Compensation Committee and adjustments (increases, but not decreases) will be made based upon the Company’s normal performance review practices as determined by the Board or the Compensation Committee.
(b)    Sign-on Bonus. Executive will also receive a one-time cash sign-on bonus of $1,500,000 (the “Sign-on Bonus”), less applicable withholdings, payable within 5 days following the Effective Date. Notwithstanding the foregoing: (i) if, on or prior to the one-year anniversary of the Start Date, Executive terminates this Agreement or voluntarily terminates his employment with the Company other than for Good Reason (as defined herein) or the Company terminates Executive for Cause (as defined herein), Executive must repay 100% of the Sign-on Bonus to the Company within 30 days of Executive’s termination of this Agreement or Executive’s termination of employment, as applicable; and (ii) if, after the one-year anniversary of the Start Date, but on or prior to the two-year anniversary of the Start Date, Executive voluntarily terminates his employment with the Company other than for Good Reason or the Company terminates Executive for Cause, Executive must repay 50% of the Sign-on Bonus to the Company within 30 days of Executive’s termination of employment.
(c)    Performance Bonus. Executive will also be eligible to receive an annual bonus in cash that is targeted to equal 150% of Executive’s Base Salary (“Target Bonus”), multiplied by (i) an individual performance multiplier that shall be determined by the Company’s Compensation Committee (the “Compensation Committee”) based on Executive’s actual performance, and (ii) a Company performance multiplier with 40% of such multiplier based on Company performance vs. revenue targets, 30% of such multiplier based on Company performance vs. adjusted operating income targets and the remaining 30% of such multiplier based on other performance objectives (the “Annual Bonus”). Executive’s Annual Bonus will be capped at 240% of Executive’s Base Salary. The Company and Executive may mutually agree to a different structure for the Annual Bonus for performance periods after the 2015 fiscal year during the Employment Term. An Annual Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board or Compensation Committee determines that the Annual Bonus has been earned, but in no event will the Annual Bonus be paid after the later of (i) the 15th day of the 3rd month following the close of the Company’s fiscal year in which the Annual Bonus is earned (if and when the Company has a fiscal year that is not the calendar year) or (ii) March 15 following the calendar year in which the Annual Bonus is earned.
(d)    Initial Restricted Stock Units. On or effective as of the Start Date, the Company will also grant Executive 111,000 restricted stock units (the “Initial RSUs” and the grant, the “Initial RSU Award”) pursuant to the Company’s Amended and Restated 2005 Incentive Plan (the “Equity Plan”). Subject to Executive’s continued service through the applicable vesting dates, the Initial RSU Award will be scheduled to vest as to 25% of the Initial RSUs on December 31, 2015, and an additional 25% of the Initial RSUs will vest on each anniversary thereafter (through December 31, 2018). Notwithstanding the foregoing vesting schedule, upon a Change of Control, and subject to Executive’s continued service through such date, the Initial RSU Award will vest as to 27,750 shares subject to the Initial RSU Award, or, if less, the number of shares subject to the Initial RSU Award that remain outstanding and unvested at such time. Any portion of the Initial RSU Award that is scheduled to vest following the Change of Control after taking into account the vesting acceleration set forth in the previous sentence will be similarly accelerated so that the overall vesting schedule for the Initial RSU Award is reduced by 12 months. In addition, the Initial RSUs will be subject to the vesting acceleration provisions set forth in Sections 7(b) and (d) below. The Initial RSUs will in all other respects be subject to the terms and conditions of the Equity Plan and the Initial RSU grant notice and grant agreement (the “Initial RSU Agreement”), which documents are incorporated herein by reference, provided that to the extent that the terms of the Initial RSU Agreement conflict with the expressly stated terms of this Agreement, this Agreement shall control.
(e)    Post-2015 RSU Awards. After 2015, the Executive shall also be eligible for additional annual RSU awards on such basis and at such times and in such amounts as the Compensation Committee (or the Board) shall determine in its discretion.
(f)    Initial Market Stock Units. On or effective as of the Start Date, the Company will also grant Executive market stock units with a target of 111,000 units (“Initial MSUs” and the grant, the “Initial MSU Award”) pursuant to the Equity Plan. Subject to Executive’s continued service through the third anniversary of the grant date of the award, the number of Initial MSUs that vest will increase or decrease based upon the Company’s total shareholder return relative to the performance of the NASDAQ Composite Index over the 3-year period commencing on the grant date of the award, which will cliff vest on the 3-year anniversary of the grant date of the award, as set forth in the Initial MSU grant notice and grant agreement (“Initial MSU Agreement”). The number of Initial MSUs that may be earned will equal 111,000 Initial MSUs if the Company’s total shareholder return equals the performance of the NASDAQ Composite during the performance period. For each percentage point the Company’s total shareholder return outperforms or underperforms against the NASDAQ Composite, the number of Initial MSUs that will be earned will increased by 2% of target for outperformance (up to a max payout of 50% more) and decreased by 2% of target for underperformance (down to 0%). Accordingly, the maximum number of Initial MSUs that may be earned will be 166,500 in the event the Company’s total shareholder return outperforms the NASDAQ Composite by 25 percentage points or more and no Initial MSUs will vest if the Company’s total shareholder return underperforms the NASDAQ Composite by 50 percentage points or more. Notwithstanding the foregoing vesting provisions, upon a Change of Control, and subject to Executive’s continued service through such date, the vesting of the Initial MSUs will accelerate on a pro rata basis based on the amount of time that has lapsed from the grant date of the award and the Change of Control relative to the three-year performance period (with the number of Initial MSUs eligible to be earned calculated using the amount to be paid to holders of the Company’s Common Stock in the Change of Control transaction). Any unvested Target Initial MSUs that do not accelerate based on the terms of the preceding sentence will vest ratably in substantially equal installments on each anniversary of the grant date that occurs following the closing of such Change of Control transaction with the final vesting date to be the 3-year anniversary of the grant date of the award, to the extent any Initial MSUs remain outstanding following the Change of Control and subject to Executive’s continued service through the applicable vesting date and subject to the vesting acceleration provisions in Sections 7(b) and (d) below. The Target Initial MSUs will in all other respects be subject to the terms and conditions of the Equity Plan and the Initial MSU Agreement, which documents are incorporated herein by reference, provided (i) that, to the extent that the terms of the Initial MSU Agreement conflict with the expressly stated terms of this Agreement with respect to the stated Initial MSU target or maximum grant size, or the stated applicable 2% performance-based adjustment formula (2% increase/reduction for every 1% of outperformance or underperformance, as capped), or the maximum 3-year performance period, or the applicable vesting/payout acceleration provisions, in each case, as set forth in this Agreement, this Agreement shall control, and (ii) that the Initial MSU Agreement shall control with regard to the calculations of the Company’s applicable stock price performance and resulting 3-year (or other applicable) total shareholder return and the NASDAQ Composite Index’s performance.
(g)    Post-2015 MSU Awards. After 2015, the Executive shall also be eligible for additional annual MSU awards on such basis and at such times and in such amounts as the Compensation Committee (or the Board) shall determine in its discretion.

4.    Employee Benefits and Temporary Housing. During the Employment Term, Executive will also be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company on a basis no less favorable to Executive than any other executive of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. In addition, the Company, in addition to the relocation expense coverage referred to in Section 6 below, will also pay Executive the cost of his temporary housing for up to 6 months following the Start Date and the Company will pay Executive a gross-up payment for the amount of taxes Executive is required to pay with respect to such amounts and any gross-up payment.
5.    Vacation. Executive will also be entitled to paid vacation of at least 4 weeks in accordance with the Company’s vacation policy applicable to other senior executives of the Company, with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.
6.    D&O Insurance; Expenses.
(a)    D&O Indemnification & Insurance Coverages. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including expense advancement rights and, if applicable, any directors and officers insurance policies, with such indemnification, expense advancement rights and D&O insurance to be on terms determined by the Board or any of its committees, but on terms no less favorable than those provided to any other Company senior executive officer or director and subject to the terms of any separate written indemnification agreement.
(b)    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company will reimburse Executive’s reasonable relocation expenses incurred to relocate Executive and his immediate family to the San Francisco Bay Area and the Company will pay Executive a gross-up payment for any amount of taxes Executive is required to pay with respect to such reimbursements and any gross-up payment.
7.    Severance.
(a) Termination for other than Cause, Death or Disability Apart from a Change of Control. If prior to a Change of Control or after 18 months following a Change of Control, the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause (as defined below), death or Disability, or Executive resigns from such employment for Good Reason (as defined below), then, subject to Section 8, Executive will be entitled to receive:
(i) a payment equal to 24 months’ Base Salary, at the rate then in effect;
(ii) payment of a prorated portion of the greater of (i) the Annual Bonus paid to Executive for the Company’s fiscal year immediately prior to the fiscal year in which Executive’s termination occurs or (ii) the actual bonus that Executive would have otherwise received for the fiscal year during which the termination occurs as if Executive had remained employed by the Company through the date that would have otherwise been required to earn the bonus, but without the Board or Compensation Committee exercising any negative discretion to reduce the amount of the award, in either case, calculated by dividing the number of days from the start of the fiscal year through the termination date by 365 and paid at the same time as bonuses are paid to other senior executives of the Company;
(iii) payment of an amount equal to 150% of Executive’s Target Bonus for the fiscal year during which the termination occurs, or, if greater, the Annual Bonus paid to Executive for the Company’s fiscal year immediately prior to the fiscal year in which Executive’s termination occurs;
(iv) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any state law equivalent (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of 18 months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 7(a)(iv), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to 18 payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
In addition, Executive shall also be entitled to receive any “Already Accrued Items,” which means: (i) any unpaid Base Salary earned through the date of termination; (ii) reimbursement for any unreimbursed business expenses incurred by Executive through the date of termination; (iii) any accrued but unused vacation time as of the date of termination in accordance with Company policy; (iv) any already vested but not yet paid out equity awards, subject to the applicable terms of such awards; (v) any vested tax-qualified and non-qualified retirement, savings or 401(k) account balances or benefits; (vi) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, in each case in accordance with their terms; (vii) any already earned but unpaid annual bonus (if any) for the most recent performance period ending prior to the date of termination, and (viii) any other earned but not yet paid deferred compensation.
(b)    Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason upon or within 18 Months Following a Change of Control. If upon or within 18 months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause (as defined below), death or Disability, or (ii) the Executive resigns from such employment for Good Reason (as defined below), then, subject to Section 8, Executive will be entitled to (A) accelerated vesting as to 100% of all outstanding unvested Company Initial RSU, Initial MSU or other RSU and MSU equity awards held by Executive; and (B) receive the severance pay set forth in Section 7(a)(i)-(iv) above plus any Already Accrued Items.
(c)    Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, subject to Section 7(d), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect, and any Already Accrued Items. In the event of Executive’s death or disability, Executive shall also be entitled to whatever death or Short-Term Disability or Long-Term Disability benefits are applicable under the Company’s various disability and/or life insurance or other plans and programs in which Executive participates.
(d)    Termination Due to Death or Disability Following the Start Date. In the event Executive’s employment with the Company terminates as a result of his death or Disability following the Start Date, then, on the date of such termination, Executive will vest in 100% of the Initial RSU Award and a number of Initial MSUs calculated as set forth in Section 3(f), but using the date of employment termination as the measurement date for purposes of calculating the Company’s total shareholder return compared to that of the NASDAQ Composite.
(e)    Payment Timing. The cash severance payments payable under Section 7(a)(i)-(iii) will be paid, less applicable withholdings, in a lump sum in accordance with the Company’s normal payroll practices and shall be subject to any delay as may be required by Section 8.
(f)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Agreement or the applicable equity award agreement.
8.    Conditions to Receipt of Severance; No Offset Obligation; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. The receipt of any cash severance pursuant to Section 7(a)(i)-(iii) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably mutually satisfactory to the Company and Executive (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). In no event will severance payments or benefits be paid or provided until a mutually agreeable Release becomes effective and irrevocable.
(b)    Nonsolicitation. The receipt of any cash severance benefits pursuant to Section 7(a) or (b) will be subject to Executive not violating the provisions of Sections 11 and 12. In the event Executive breaches the provisions of Sections 11 or 12, all continuing cash payments to which Executive may otherwise be entitled pursuant to Section 7(a) or (b) will immediately cease.

(c)    Section 409A.
(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first 6 months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(d)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined and modified in Section 11).
(e)    No Duty to Mitigate; No Offset. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce or otherwise offset any such payment.

9.    Definitions.
(a) Cause. For purposes of this Agreement, “Cause” will mean any of the following:
(i) Unauthorized use or disclosure of the confidential information or trade secrets of the Company;
(ii) Any material uncured (if curable) breach by Executive of this Agreement or the Confidential Information Agreement between the Executive and the Company;
(iii) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(iv) Misappropriation of the assets of the Company or any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company;
(v) Willful misconduct; or
(vi) The Executive’s willful failure to satisfactorily perform the Executive’s duties after having received written notice of such failure and at least 30 days to cure such failure and failed to so cure.
For purposes of this Section 8(a), any action or inaction by Executive shall not be treated as willful if done or not done (i) based on and in reliance on any lawful direction of the Board of the Company, or (ii) based on and in reliance on the advice of inside or outside legal counsel to the Company, or (iii) in the good faith belief that such action or inaction was in, or not opposed to, the best interests of the Company or its shareholders. In addition, with respect to Section 9(a)(vi), the parties agree that mere poor performance shall not provide a basis for termination for Cause.
(b)    Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:
(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or
(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.
(c)     Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.
(d) Disability. For purposes of this Agreement, “Disability shall mean that the Executive has become so physically or mentally disabled as to be incapable of satisfactorily performing the essential functions of Executive’s position and duties under this Agreement for a period of 180 consecutive calendar days.
(e) Good Reason. Subject to the notice and cure period described below, the Executive’s resignation for “Good Reason” will mean the Executive’s resignation upon written notice to the Company delivered within 90 days after the occurrence of any one or more of the following events and with an effective date within such 90-day period:
(i) The Executive’s title, position, authority or responsibilities being materially reduced (in this regard, the parties agree that, if Executive is no longer the CEO of a publicly traded company after a Change of Control transaction, his title, position, authority and responsibilities will have been materially been materially reduced for purposes of this Agreement and he will have Good Reason hereunder;
(ii) The Executive being asked to relocate the Executive’s principal place of employment such that the Executive’s commuting distance from the Executive’s residence prior to such relocation is increased by over 35 miles;
(iii) The Executive’s annual Base Salary or Target Bonus being materially reduced; or
(iv) The Executive’s benefits being materially reduced.
The Executive will provide written notice to the Company at least 30 days prior to the effective date of Executive’s resignation, identifying the event or events Executive claims constitute Good Reason and describing in reasonable detail the fact supporting the claim. The Company will have at least 30 days to take action to remedy the condition claimed by the Executive as Good Reason, but will have no obligation to take such action. In the event the Company remedies the condition then Good Reason will be deemed not to exist. At the expiration of the remedial period and prior to the effective date of Executive’s resignation, Executive will provide written notice to the Company, stating whether Executive (A) withdraws Executive’s resignation based on the Company’s remedy of the condition, (B) chooses to resign anyway notwithstanding such remedy, or (C) claims the condition has not been remedied and chooses to resign based on a claim of Good Reason. In the absence of such notice, Executives resignation will become effective and Executive will be deemed to have resigned without Good Reason.
(e)    Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean 2 times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
9.    Limitation on Payments. In the event that the cash severance, accelerated equity payouts and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity payouts and/or other benefits will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits and/or accelerated equity award payouts constituting “parachute payments” is necessary so that no portion of such severance benefits and such payouts is subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity on which the parties mutually agree (the “Firm”) will perform the foregoing calculations related to the Excise Tax. The Company will bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder will be final, binding, and conclusive upon the Company and Executive.
10.    Confidential Information. Executive agrees to enter into the Company’s standard Employee Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) with such changes as are mutually agreed on upon commencing employment hereunder, provided that the parties agree that the restrictions in such Confidential Information Agreement shall not apply to any Company or other information that (i) was known to Executive prior to joining the Company, or (ii) is unrelated to the Company’s business or that of its subsidiaries and affiliates, or (iii) is publicly known, or (iv) is known within the healthcare, software or medical device industries outside of the Company other than through an unauthorized disclosure by Executive, or (v) involves or relates to this Agreement, the Initial RSU Agreement , the Initial MSU Agreement or any other equity-related or other agreement referred to in this Agreement, or (v) otherwise relates to the terms and conditions of Executive’s employment by the Company or the nature, size or any other aspects of Executive’s cash compensation, equity compensation or benefits while an executive or employee of the Company, or to his post-termination severance and other rights, or (vi) needs to be disclosed as reasonably determined by Executive in good faith in order to enforce any of Executive’s rights under this Agreement and/or the Initial RSU Agreement or Initial MSU Agreement and/or any other agreement referred to in the Agreement or otherwise entered into in connection with Executive’s employment by the Company and/or his compensation and/or benefits relating thereto and/or his post-employment termination severance and/or other payment rights or other rights. In addition, the Confidential Information Agreement shall not preclude Executive from discussing the terms of his employment and the Agreement or any agreement referred to in the Agreement on a confidential basis with his immediate family and his advisors, or having the right to retain information relating thereto, or discussing any public information on any basis. Finally, the Confidential Information Agreement shall not preclude Executive from complying with any governmental agency inquiry or any court order or other legal process, provided that reasonable advance notice is provided to the Company.
12.     Non-Solicitation. Until the date 1 year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any other entity or person except as authorized by the Board (e.g., in a reduction-in-force or individual termination scenario).
13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) 1 day after being sent by a well-established commercial overnight service, or (iii) 4 days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: General Counsel
Align Technology, Inc.
2560 Orchard Parkway
San Jose, California 95131

If to Executive:

at the last residential address known by the Company, with a copy to

Brian T. Foley, Esq.
Brian Foley & Company, Inc.
1 North Broadway – Suite 411
White Plains, NY 10601-2310.
15.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.    Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.
17.    Integration. This Agreement, together with the Equity Plan, Initial RSU Agreement, the Initial MSU Agreement, any subsequent RSU or MSU award agreements and the Confidential Information Agreement and other agreements referred herein by name, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Chief Executive Officer Employment Agreement by and between the Company and Executive dated March 25, 2015. With respect to restricted stock units, market stock units, stock options or other equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such restricted stock units, market stock units, stock options or other equity awards (including, without limit, any Initial RSUs or Initial MSUs) and will not be overridden or otherwise adversely affected by the general terms of the applicable award agreement or the Plan. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
21.    Governing Law. This Agreement will be governed by the laws of the State of California (without regard to its conflict of laws principles and provisions).
22.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney and advisors, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the Effective Date.

COMPANY:

ALIGN TECHNOLOGY, INC.

By:	/S/ THOMAS M. PRESCOTT	Date:	April 16, 2015
Thomas M. Prescott, on behalf of the Board of Directors

Title: President and Chief Executive Officer , Align Technology, Inc.

EXECUTIVE:

	/S/ JOSEPH M. HOGAN	Date:	April 17, 2015
Joseph M. Hogan

[SIGNATURE PAGE TO AMENDED AND RESTATED CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT]